Exhibit 99.1

Amphastar Pharmaceuticals Bolsters Proprietary Pipeline Through Exclusive Licensing Agreement with Nanjing Anji Biotechnology Co., Ltd.

Agreement strengthens proprietary peptide pipeline targeting high-value oncology and ophthalmology indications

RANCHO CUCAMONGA, CA – August 12, 2025 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) (“Amphastar”), a biopharmaceutical company focused on developing, manufacturing, and marketing complex generic and proprietary injectable, inhalation, and intranasal products, today announced that it has entered into an exclusive license agreement (“Agreement”) with Nanjing Anji Biotechnology Co., Ltd. ("Anji") for the development, manufacturing, use, and commercialization of three proprietary peptides, ("Licensed Products"), in the United States and Canada (“Territory”).

The first product is based on the discovery by Anji of an endogenous peptide that demonstrates a novel mechanism of action that potentially suppresses the growth and metastasis of multiple poorly treated cancers.

The second product is a novel peptide-docetaxel conjugate that targets a specific receptor, designed to improve the selectivity and bioavailability of docetaxel. It is designed to reduce docetaxel-induced toxicity, which will improve the efficacy and safety of current taxane therapies.

The third product is an anti-vascular endothelial growth factor receptor (VEGFR) peptide of novel design, developed as a topical eye drop for the treatment of wet age-related macular degeneration (wAMD). It is intended to be an alternative to the routine eye injections used for current treatment.

“We are delighted to announce a strategic licensing agreement with Anji, whose cutting edge research and development expertise in peptide and polypeptide therapeutics aligns perfectly with Amphastar’s mission to develop novel, proprietary, and innovative products,” said Dr. Jack Zhang, Amphastar's President and Chief Executive Officer “This collaboration significantly expands our pipeline with three potentially best-in-class peptide assets, targeting high-growth markets across oncology and ophthalmology. We believe this partnership builds upon Amphastar’s legacy in successfully developing and commercializing peptide products and underscores our shared commitment to bringing transformative therapies to patients.”

Under the terms of the Agreement, Anji grants Amphastar an exclusive license to intellectual property controlled by Anji related to the Licensed Products in the Territory. Additionally, Anji will receive a non-exclusive license from Amphastar for certain intellectual property to develop, make, use, and commercialize Licensed Products outside the Territory.

Amphastar made an earnest money payment of $0.75 million and an upfront payment of $5.25 million to Anji upon signing the Agreement. The Agreement also includes additional potential development milestone payments of up to $42 million and sales milestone payments of up to $225 million, contingent upon the achievement of certain milestones based on annual net sales.

Furthermore, Amphastar will pay Anji 5% royalty payments on net sales, with a maximum accumulated amount of $60 million for each Licensed Product. Anji will also pay Amphastar low single-digit royalty payments on net sales of Licensed Products based on any patents licensed by Amphastar to Anji under the Agreement. Anji may receive up to $453 million in total payments over the lifetime of the Agreement.

The term of the Agreement will expire, on a Licensed Product-by-Licensed Product and region-by-region basis, on the tenth anniversary of the first commercial sale of such Licensed Product in the applicable region in the Territory, with Amphastar having the right to extend the Agreement until the earlier of an additional ten years or until the expiration, lapse, or invalidation of the last remaining valid claim of the patents licensed by Anji to Amphastar that cover the Licensed Products in the Territory.

About Amphastar Pharmaceuticals, Inc.

Amphastar is a biopharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable, inhalation, and intranasal products. In recent years, the development of proprietary medicines has been a major strategic direction for the Company. Amphastar manufactures all of its drug products in the United States, and manufactures active pharmaceutical ingredients in the United States, China and France. Amphastar has multiple peptide and protein products commercialized in the US market and under development. Many of the Company's injectable finished products are used in hospital or urgent care settings while the inhalation products are sold in retail pharmacies. More information and resources are available at www.amphastar.com.

Amphastar's logo and other trademarks or service marks of Amphastar, including, but not limited to Amphastar®, BAQSIMI®, Primatene MIST®, REXTOVY®, Amphadase®, and Cortrosyn®, are the property of Amphastar.

About Nanjing Anji Biotechnology Co., Ltd.

Nanjing Anji Biotechnology Co., Ltd. is a high-tech enterprise located in Nanjing, China, focusing on the research and development of innovative peptide drugs and peptide-drug conjugates. The company possesses key technologies: (i) high-throughput endogenous micropeptide discovery technology (ii) computer-aided peptide drug design technology, along with (iii) a comprehensive preclinical drug evaluation platform.

Forward-Looking Statements

All statements in this press release referenced above that are not historical are forward-looking statements, including, among other things, statements relating to our expectations regarding the Agreement with Anji including its effects on Amphastar’s pipeline, ability to bring additional products to market, ability to meet customer demand and other future events. These statements are not facts but rather are based on Amphastar’s historical performance and our current expectations, estimates, and projections regarding our business, operations, and other similar or related factors. Words such as “may,” “might,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025, in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2025, filed with the SEC on August 7, 2025. You can locate these reports through our website at http://ir.amphastar.com and on the SEC’s website at www.sec.gov. The forward-looking statements in this release speak only as of the date of the release. Amphastar undertakes no obligation to revise or update information or any forward-looking statements in this press release referenced above to reflect events or circumstances in the future, even if new information becomes available or if subsequent events cause our expectations to change.

Contact Information:

Amphastar Pharmaceuticals, Inc.
Bill Peters
Chief Financial Officer
(909) 980-9484